United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: June 28, 2002

SBC COMMUNICATIONS INC.

A Delaware Corporation

Commission File No. 1-8610

IRS Employer No. 43-1301883

175 E. Houston, San Antonio, Texas 78205

Telephone Number (210) 821-4105

Item 5. Other Events

Throughout this document, SBC Communications Inc. is referred to as “we” or “SBC”. We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireline and wireless telecommunications services and equipment, and directory advertising both domestically and worldwide.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in SBC’s filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

PRESS RELEASE

Our press release included the following information:

SBC Announces Agreement To Sell Portion Of Its Interest In Bell Canada For Approximately US$870 Million

SAN ANTONIO - (BUSINESS WIRE) - June 28, 2002--SBC Communications Inc. (NYSE:SBC News) today announced that Bell Canada Holdings Inc. has repurchased from an SBC subsidiary a portion of SBC’s interest in Bell Canada Holdings Inc. for approximately US$870 million.

SBC anticipates recording a one-time pre-tax gain of approximately US$150 million during the second quarter of 2002 related to this transaction.

SBC held a 20-percent interest in Bell Canada Holdings Inc. The amount repurchased represents approximately 4 percent of the company, leaving SBC with an interest of approximately 16 percent. SBC will acquire approximately US$165 million of BCE common equity on July 15, 2002.

The companies have also entered into an agreement which gives SBC the right to sell its remaining 16-percent interest in Bell Canada Holdings Inc. to BCE for a one-month period beginning on Jan. 3, 2003. The same agreement also gives BCE the right to purchase SBC’s remaining interest for a one-month period beginning Oct. 15, 2002. SBC would receive from either of these discretionary transactions a total of approximately US$3.3 billion in the form of cash, a series of notes from BCE with a maximum maturity of 18 months from the issue date, and up to approximately US$165 million in shares of BCE common stock. The exact composition of the payment would be at the discretion of BCE, within certain limits. In addition, BCE would purchase from SBC approximately US$200 million in outstanding notes on or before Dec. 31, 2004. These rights supersede the put and call arrangements which would have been applicable during the six months beginning July 1, 2002.

SBC Ameritech purchased the minority interest in Bell Canada Holdings Inc. from BCE Inc. in June 1999 for US$3.4 billion in cash.

SBC is one of the world’s leading data, voice and Internet services providers. Through its world-class network and its subsidiaries’ trusted brands - SBC Southwestern Bell, SBC Ameritech, SBC Pacific Bell, SBC Nevada Bell, SBC SNET and Sterling Commerce - SBC companies provide a full range of voice, data, networking and e-business services, as well as directory advertising and publishing. A Fortune 27 company, America’s leading provider of high-speed DSL Internet Access services, and one of the nation’s leading Internet Service Providers, SBC companies currently serve nearly 60 million access lines nationwide. In addition, SBC owns 60 percent of America’s second largest wireless company -- Cingular Wireless -- which serves more than 21 million wireless customers. Internationally, SBC has telecommunications investments in 28 countries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SBC Communications Inc.
/s/ Randall Stephenson
Randall Stephenson
Senior Executive Vice President
and Chief Financial Officer

July 1, 2002